Exhibit 99.1

HERSHEY REDESIGNS RETIREMENT PLANS

Changes Maintain Competitive Benefits for Employees
While Reducing Future Company Pension Costs

HERSHEY, Pa., October 10, 2006 — The Hershey Company (NYSE:HSY) today announced that it is redesigning its U.S. pension and savings plans to maintain competitive retirement benefits for its employees while reducing future company pension costs. The changes, effective January 1, 2007, will affect approximately 6,400 U.S. employees not covered by a collective bargaining agreement.

Hershey’s new retirement program, WorkLife Invest, will include:
•	A higher company match in the 401(k) plan to encourage and support employees in saving for retirement. Hershey will match 75% of the first 6% of pay contributed by the employee.

•
A modified defined benefit pension plan that recognizes both age and service, provides future benefits at a reduced rate for current employees, and is closed to new employees hired on or after January 1, 2007. Importantly, employees’ current pension balances as of year-end 2006 will be maintained and will continue to grow with interest. Future retirement benefits for executives participating in the company’s Supplemental Executive Retirement Plan (SERP) will also be reduced to reflect reductions in the company’s broader pension plan. This benefit will be redesigned as a defined contribution SERP for any future participants.

•
A company contribution in the 401(k) plan, in addition to the increased company match, for employees hired on or after January 1, 2007. The company will make this contribution whether or not employees contribute to their 401(k) account, ensuring savings for all employees.

“We have redesigned our U.S. retirement plans to provide for the well-being of our employees while ensuring a cost structure that enables Hershey to remain competitive in the marketplace,” said Marcella Arline, Senior Vice President, Chief People Officer. “The changes announced today will help us better manage increasing benefits costs over the long term. At the same time, thanks to the enhancements we’re making to our 401(k) plan, these changes will improve our ability to offer a competitive, attractive and sustainable retirement benefit to our current and future employees. Hershey’s redesigned retirement plans will ensure that we are able to continue investing both in our people and in our brands, the essential elements of our success.”

The changes to retirement benefits protect employees’ previously earned pension benefits and will not affect current retirees and terminated employees with a deferred pension benefit. The company has contributed nearly $800 million to its pension plans over the past five years and they are fully funded.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to implement improvements to and reduce costs associated with our supply chain; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2005.

About The Hershey Company
The Hershey Company (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products. With revenues of over $4 billion and more than 13,000 employees worldwide, The Hershey Company markets such well-known brands as Hershey's, Reese's, Hershey's Kisses, Kit Kat, Almond Joy, Mounds, Jolly Rancher, Twizzlers, Ice Breakers, and Mauna Loa, as well as innovative new products such as Take 5 and Hershey's Cookies. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today's health-conscious consumer. These products include sugar-free Hershey's, Reese's and York candies, and PayDay Pro. It also markets Hershey's cocoa, Hershey's syrup and other branded baking ingredients, toppings and beverages. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, and Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts. Visit us at www.hersheynewsroom.com.

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Media Contact:	Kirk Saville	717-534-7641
Financial Contact:	Mark Pogharian	717-534-7556